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                                                                   Exhibit 23.02



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Edify Corporation

We consent to incorporation by reference in the registration statement (No. 333-______) on Form S-8 of Edify Corporation of our report dated January 25, 1999, with respect to the consolidated balance sheets of Edify Corporation and subsidiary as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Edify Corporation.

/s/ KPMG LLP

Mountain View, California
July 28, 1999